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Exhibit 21.1

List of Subsidiaries of the Registrant

Name	Jurisdiction of Formation
Copano Pipelines Group, L.L.C.	Delaware
Copano Houston Central, L.L.C.	Delaware
Copano Field Services/Copano Bay, L.P.	Texas
Copano Field Services/South Texas, L.P.	Texas
Copano Field Services/Agua Dulce, L.P.	Texas
Copano Field Services/Central Gulf Coast, L.P.	Texas
Copano Field Services/Karnes, L.P.	Texas
Copano Field Services/Upper Gulf Coast, L.P.	Texas
Copano Field Services/Live Oak, L.P.	Texas
Copano Pipelines/South Texas, L.P.	Texas
Copano Pipelines/Upper Gulf Coast, L.P.	Texas
Copano Pipelines/Hebbronville, L.P.	Texas
Copano Pipelines/Texas Gulf Coast, L.P.	Texas
Copano Energy Services/Upper Gulf Coast, L.P.	Texas
Copano Energy Services/Texas Gulf Coast, L.P.	Texas
Copano NGL Services, L.P.	Texas
Copano Processing, L.P.	Texas

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  Exhibit 21.1
List of Subsidiaries of the Registrant